EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Equinox Gold Corp.

We consent to the use of our report dated February 20, 2026 on the consolidated financial statements of Equinox Gold Corp. (the Entity), which comprise the consolidated statements of financial position as of December 31, 2025 and 2024, the related consolidated statements of income, comprehensive income, cash flows and changes in equity for each of the years then ended, and the related notes (collectively the consolidated financial statements), and our report dated February 20, 2026 on the effectiveness of the Entity’s internal control over financial reporting as of December 31, 2025, which are incorporated by reference in the Registration Statement on Form S-8 dated August 6, 2026 of Equinox Gold Corp.

/s/ KPMG LLP

Chartered Professional Accountants

August 6, 2026
Vancouver, Canada